Exhibit 99.1

CLAYTON WILLIAMS ENERGY PROVIDES OPERATIONS UPDATE;
PRELIMINARY 2013 PRODUCTION AND RESERVES

Midland, Texas, February 4, 2014 (BUSINESS WIRE) - Clayton Williams Energy, Inc. (the “Company”) (NYSE-CWEI) today provided an update on its Delaware Basin Wolfbone and Eagle Ford shale operations, summarized its preliminary fourth quarter 2013 production volumes and reported its preliminary proved oil and gas reserves as of December 31, 2013.

Highlights

•	Wolfcamp A peak 30-day production from nine wells averages 676 BOE/D, with last five wells averaging 886 BOE/D

•	Eagle Ford Shale peak 30-day production from 10 wells averages 562 BOE/D

•	Preliminary fourth quarter 2013 production averages 14,883 BOE/D, up 8% from third quarter 2013

•	Preliminary proved reserves total 70.1 million BOE; additions replace 546% of 2013 production

Operations Update

Delaware Basin

To date, the Company has drilled 70 vertical and 29 horizontal wells in its Delaware Basin resource play in Reeves, Loving, Ward and Winkler Counties, Texas, where the Company currently holds approximately 80,000 net acres and expects to earn up to 5,000 additional net acres under an existing farmout agreement. Presently, the Company is focused on drilling horizontal wells in the Wolfcamp A shale interval, with 12 Wolfcamp A wells currently on production, two wells waiting on completion and two wells being drilled. In addition, the Company is currently drilling a horizontal well in Reeves County targeting the Wolfcamp C shale interval.

The following table summarizes production and ownership data for the first nine of the Company’s Wolfcamp A wells. Three wells have been on production for less than 30 days and have been excluded from the table.

MORE . . .

	Peak 30-Day Rate (BOE/day)(a)	% Oil	% NGL	CWEI Net Revenue Interest

Average (9 wells)	680	79%	9%	70%
Average (first 4 wells)	423
Average (last 5 wells)	886
Low	298	82%	9%	75%
High	1,223	78%	11%	75%

(a)	Oil, residue gas and NGL; gas converted to BOE at 6:1.

The increase in average peak 30-day production rates from the first four Wolfcamp A wells to the last five wells is believed to be attributable to drilling and completion enhancements, including cross-lateral drilling orientation and more efficient hydraulic fracturing procedures based on data obtained through open-hole logs in the laterals.

For 2014, the Company currently plans to continue using three drilling rigs in the Delaware Basin with the primary target being the Wolfcamp A shale interval. However, based on the results of the Company’s current Wolfbone C well and activity by offset operators in the Wolfcamp B and C intervals, the Company may target the B and C zones in future wells to determine the feasibility of developmental drilling in multiple Wolfcamp shale intervals.

In December 2013, the Company sold its interest in approximately 12,000 net acres in Loving County for $34.5 million, subject to customary closing adjustments. The sale included the Company’s interests in certain wells with aggregate net production of less than 100 BOE per day. The proceeds from this sale were used to repay a portion of the Company’s outstanding balance on its secured bank credit facility.

Eagle Ford Shale

The Company is concentrating its Eagle Ford shale development activities in the northern portion of its legacy Austin Chalk acreage block in Robertson, Brazos, Burleson and Lee Counties, Texas. The following table summarizes production and ownership data for the ten horizontal Eagle Ford shale wells completed by the Company in this area.

	Peak 30-Day Rate (BOE/day)(a)	% Oil	CWEI Net Revenue Interest

Average	562	97%	75%
Low	323	96%	80%
High	845	95%	80%

(a)     Oil and casinghead gas; gas converted to BOE at 6:1.
The Company currently plans to continue a two-rig Eagle Ford shale program in this area in 2014.
MORE . . .

Production

Preliminary average daily production for the quarter and year ended December 31, 2013 are as follows:

	Oil	Natural Gas	NGL	Total
	(Bbls)	(Mcf)	(Bbls)	(BOE)

Fourth quarter 2013:
Permian Basin Area:
Delaware Basin	2,843	2,129	369	3,567
Other	3,843	7,167	809	5,847
Austin Chalk/Eagle Ford Shale	3,746	2,143	248	4,351
Other	405	4,159	20	1,118
Total	10,837	15,598	1,446	14,883

Year 2013:
Permian Basin Area:
Delaware Basin	2,127	1,720	316	2,730
Other (a)	3,952	7,963	880	6,159
Austin Chalk/Eagle Ford Shale	3,717	2,121	242	4,313
Other	319	5,149	20	1,197
Total	10,115	16,953	1,458	14,399

(a)	Includes average daily production from properties sold effective April 1, 2013, as follows: Oil - 403; Natural Gas - 447; NGL - 88; and total BOE - 566.

Proved Oil and Gas Reserves (Preliminary)

The Company reported that, based on preliminary evaluations, its total estimated proved oil and gas reserves as of December 31, 2013 were 70.1 million barrels of oil equivalent (“MMBOE”), consisting of 48.6 million barrels of oil, 8.6 million barrels of NGL and 77.2 Bcf of natural gas. On a BOE basis, oil and NGL comprised 82% of total proved reserves at year-end 2013. Proved developed reserves at year-end 2013 were 38.3 MMBOE, or 55% of total proved reserves, as compared to 43.4 MMBOE, or 58% of total proved reserves, at year-end 2012.

The following table summarizes the changes in total proved reserves during 2013 on an MMBOE basis.

MMBOE
Total proved reserves, December 31, 2012	75.4
Extensions and discoveries	28.7
Revisions	(2.1)
Sales of reserves	(26.6)
Production	(5.3)
Total proved reserves, December 31, 2013	70.1
MORE . . .

The Company replaced 546% of its 2013 oil and gas production through extensions and discoveries. Most of the 28.7 MMBOE of reserve additions in 2013 are attributable to the Company’s Andrews County Wolfberry, Delaware Basin Wolfbone and Giddings Eagle Ford plays. Oil and NGL accounted for 87% of the 2013 reserve additions.

SEC guidelines require that the Company's estimated proved reserves be determined using benchmark commodity prices equal to the unweighted arithmetic average of the first-day-of-the-month price for the 12-month period prior to the effective date of each reserve estimate. The benchmark averages for 2013 were $96.78 per barrel of oil and $3.67 per MMBtu of natural gas, as compared to $94.71 per barrel and $2.75 per MMBtu for 2012. These benchmark prices were further adjusted for quality, energy content, transportation fees and other price differentials specific to the Company's properties, resulting in an average adjusted price over the remaining life of the proved reserves of $94.91 per barrel of oil, $31.66 per barrel of NGL and $3.59 per Mcf of natural gas for year-end 2013, as compared to $90.45 per barrel of oil, $43.74 per barrel of NGL and $3.70 per Mcf of natural gas for year-end 2012.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums                    Michael L. Pollard
Director of Investor Relations            Chief Financial Officer
(432) 688-3419                    (432) 688-3029
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com

SUPPLEMENTAL INFORMATION FOLLOWS . . .

CLAYTON WILLIAMS ENERGY, INC.
PROVED RESERVES
(Unaudited)

The following table sets forth the Company’s preliminary estimated quantities of proved reserves as of December 31, 2013 and 2012, all of which are located in the United States.

	Proved Reserves

		Natural Gas	Natural	Total Oil
	Oil	Liquids	Gas	Equivalents(a)
Reserve Category	(MBbls)	(MBbls)	(MMcf)	(MBOE)

December 31, 2013:
Developed	25,968	4,368	47,824	38,307
Undeveloped	22,672	4,194	29,338	31,755
Total Proved	48,640	8,562	77,162	70,062

December 31, 2012:
Developed	27,641	5,044	64,013	43,354
Undeveloped	21,478	4,138	38,323	32,003
Total Proved	49,119	9,182	102,336	75,357

(a)    Natural gas reserves have been converted to oil equivalents at the rate of six Mcf to one barrel of oil.